November 25, 2024

Jesus Portillo 10800 Pecan Park Blvd., #400
Austin, TX 78750

Re: Addendum Agreement to Employment Agreement

Dear Jesus:

This letter is a formal addendum (“Addendum Agreement”) to the Employment Agreement dated April 18, 2023 (the “Employment Agreement”), and in particular Section 17 of the Employment Agreement, between you and Mondee Holdings, Inc., a Delaware corporation (the “Company”). Other than as modified herein, the terms and conditions, as well as the Parties' rights and responsibilities, in the Employment Agreement will remain in full force and effect.

Upon your execution of this Addendum Agreement, the Employment Agreement shall be modified as follows:

•Section 1 of the Employment Agreement shall be modified to state that effective November 25, 2024, you shall serve as the Company’s Chief Executive Officer (“CEO”) and be appointed as a member of the Company’s Board of Directors (the “Board”) but will also retain your current duties and responsibilities and also serve as active Chief Financial Officer of the Company. In such capacities, you will report directly to the Board. As CEO, your duties and responsibilities shall include those normally incidental to the position of CEO, as well as such additional duties as may be assigned by the Company or the Board. In addition to your other duties and responsibilities as CEO, you shall have final signatory authority on behalf of the Company and will have final authority to bind the Company as to any written instruments or legal documents;

•Section 3(a) of the Employment Agreement shall be modified to state that effective November 25, 2024, you will be paid an annualized base salary of Five Hundred Thousand Dollars ($500,000), payable in substantially equal installments in conformity with the Company’s customary payroll practices;

•Section 3(e) shall be added to state that:

“Stock Award. On November 25, 2024, the Company shall issue Executive 600,000 shares of the Company’s common stock, par value $0.0001 per share, and such shares shall immediately and fully vest as of the date of issuance (the “Award”). Executive acknowledges that notwithstanding anything else contained herein, the Award granted hereunder is being issued to Executive in a private placement in reliance on Rule 506 of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accepting the Award, Executive represents that Executive is an “Accredited Investor” (as that term is defined in Rule 501 of Regulation D) and understands that the shares will be subject to restrictions on transfer in accordance with the requirements of the Securities Act.”;

•Section 3(f) shall be added to state that:

“Retention Bonus. Effective November 25, 2024, you shall be eligible for a Retention Bonus in the gross amount of Four Hundred Fifty Thousand Dollars and No Cents ($450,000), in equal installments commencing on the first pay period after your execution of this Addendum Agreement and continuing over the next five (5) pay periods.” and

•The severance entitlements set forth in Section 7 of the Employment Agreement shall be modified such that, for a period of twelve (12) months after the date on which you execute this Addendum Agreement, you shall by entitled, under the terms and as otherwise provided for in the Employment Agreement, to twenty-four (24) months severance pay based on your Base Salary of $500,000; after the expiration of twelve (12) months after the date on which you execute this addendum agreement, you shall be entitled, under the terms and as otherwise provided for in the Employment Agreement, to twelve (12) months severance pay based on your then current annual rate of pay.

By execution of this letter/addendum, you agree with its terms. You further agree that nothing herein constitutes a substantial diminution of your current duties and responsibilities and that this letter/addendum does not otherwise trigger the “Good Reason” provisions of Section 7(c)(i) of the Employment Agreement.

EXECUTIVE

/s/ Jesus Portillo
Name: Jesus Portillo

MONDEE HOLDINGS, INC.
By: /s/ Prasad Gundumogula
Name: Prasad Gundumogula
Title: Chairman of the Board